Exhibit (p)

[Form of Initial Share Subscription Agreement]

IDR Core Property Index Fund Ltd

1111 E. Superior Ave.

Suite 1100

Cleveland, OH 44114

SUBSCRIPTION AGREEMENT

Dated as of August 1, 2019

IDR Investment Management, LLC

1111 E. Superior Ave.

Suite 1100

Cleveland, OH 44114

Dear Sir/Madam:

IDR Investment Management, LLC (the "Investor") intends to serve as the investment adviser to IDR Core Property Index Fund Ltd (the "Company"). In connection therewith and in furtherance thereof, the Investor hereby irrevocably subscribes for and agrees to purchase 100 shares of the Company’s Class A common stock, par value $0.001 per share (the “Shares”) for an aggregate purchase price specified below, payable at such times and in such amounts, and under such terms and conditions, as may be required by the Company and in conformity with the Company's articles of incorporation and bylaws, in each case as amended to date and currently in effect.

AGGREGATE PURCHASE PRICE OF SHARES SUBSCRIBED FOR: $1,000.00

*              *              *

In witness whereof, the Investor, intending to be legally bound, has executed this Subscription Agreement as of the date first written above.

IDR INVESTMENT MANAGEMENT, LLC

By:
Name: Gary A. Zdolshek
Title: Chief Executive Officer and President

Agreed and accepted as of the date first set forth above:

IDR CORE PROPERTY INDEX FUND LTD

By:
Name: Gary A. Zdolshek
Title: Chief Executive Officer and President